                                                                    Exhibit 99.1

                                    EXHIBIT A

                                                            Contact: Adam Weiner
                                                                     Eric Berman
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                              Raymond Dombrowski
                                                            at Ogden Corporation
                                                                    212-868-6000

                 OGDEN CORPORATION REPORTS THIRD QUARTER RESULTS

                      --NET LOSS OF $7.7 MILLION IN QUARTER
                  REFLECTS CHARGES IN DISCONTINUED OPERATIONS--

              --INCOME FROM CONTINUING OPERATIONS IS $8.4 MILLION--

NEW YORK, NOVEMBER 4, 1999 - Ogden Corporation (NYSE: OG) today reported results for the third quarter ended September 30, 1999. For the third quarter, the Company's continuing Energy and other operations had income of $8.4 million, or $0.17 per diluted share, on revenues of $254.8 million, before a loss of $16.1 million on revenues of $253.8 million from discontinued operations at its Aviation and Entertainment businesses. Including losses from discontinued operations, the Company had a net loss of $7.7 million, or $0.16 per diluted share, on revenues of $508.6 million in the third quarter of 1999. For the comparable quarter last year, continuing operations generated income of $14.1 million, or $0.28 per diluted share, exclusive of income of $14.1 million from discontinued operations, resulting in the Company's net income of $28.2 million, or $0.54 per diluted share, on revenues of $441.1 million.

As previously announced, Ogden is pursuing the sale of its Aviation and Entertainment businesses to ensure a solid financial platform for its Energy business and enhanced shareholder value. The Aviation and Entertainment business segments are being reported as discontinued operations.

     Scott Mackin, Ogden's President and Chief Executive Officer, said: "The net loss in the third quarter results primarily from one-time, non-cash charges in discontinued operations related to Entertainment. Those charges, and the decrease in reported earnings from continuing operations, should not mask the underlying performance of the Company's business segments, which has been very good and, when measured excluding non-recurring events, operating income from continuing operations and for the Company as a whole is up over last year.
       Although non-recurring events are a normal part of our business and have contributed to earnings over the years, it is important to focus on the sustainable earnings each business generates as best representative of its underlying strength. The Energy, Aviation and
       Entertainment businesses continue to generate positive, sustainable income. As we report results, we will focus on Earnings Before Interest and Taxes (EBIT) from our recurring base Energy business, as well as our discontinued operations."

For the first nine months of 1999, the Company's continuing operations had income of $28.7 million, or $0.58 per diluted share, on revenues of $742.5 million, exclusive of a loss of $0.9 million from discontinued operations on revenues of $624.1 million, resulting in the Company's net income of $24.0 million, or $0.48 per diluted share, on revenues of $1.36 billion. For the first nine months of 1999, the Aviation business generated $26.1 million of EBIT, on revenues of $178.7 million, and the Entertainment business reported a loss before interest and taxes of $9.0 million, on revenues of $445.4 million. In addition, the Company had a cumulative accounting adjustment attributable to the adoption of AICPA Statement of Position 98-5, related to accounting for start-up costs, which resulted in a change to earnings of $3.8 million in 1999.

For the first nine months of 1998, the Company's continuing operations had income of $22.8 million, or $0.45 per diluted share, on revenues of $658.4 million, exclusive of income of $44.1 million from discontinued operations, on revenues of $640 million, resulting in the Company's net income of $66.9 million, or $1.27 per diluted share, on revenues of $1.298 billion. For the first nine months of 1998, the Aviation business reported EBIT of $45.8 million on revenues of $254.5 million and the Entertainment business reported EBIT of $27.3 million on revenues of $385.5 million.

COMPARISON OF THIRD QUARTER RESULTS FOR 1999 VS. 1998
Ogden reported EBIT from its Energy business for the 1999 third quarter of $20.6 million, on revenues of $236.0 million, compared to EBIT for the comparable period in the prior year of $31.0 million on revenues of $195.8 million. The 1999 third quarter EBIT included $3.3 million in charges associated with Clean Air Act compliance measures and $3.0 million in losses at its Ogden Environmental and Energy Services (OEES) unit, an environmental consulting business. Management is currently exploring strategic alternatives with respect to this business. The comparable 1998 period included $1.1 million in losses at OEES and one-time gains totaling $11.5 million, primarily due to an $8.0 million gain from the termination and restructuring of contracts for a waste-to-energy project. Adjusting for these items, the recurring base Energy earnings for the 1999 third quarter were $26.9 million, compared to $20.6 million for the comparable period of 1998. The 1999 third quarter results also include project development expenses of $4.3 million, compared with $2.2 million in the 1998 third quarter.

In the third quarter of 1999, Ogden's Aviation business contributed $5.1 million in EBIT on revenues of $63.9 million. Excluding the impact of a gain relating to the sale of an asset, the Aviation business had EBIT of $3.1 million in the third quarter of 1999. In the comparable period last year, the Aviation business had EBIT of $3.1 million, excluding a gain of $7.7 million related to the sale of Aviation catering operations in 1998, on revenues of $56.0 million.

In the third quarter of 1999, the Company's Entertainment business had a loss before interest and taxes of $16.8 million on revenues of $189.8 million, principally reflecting the impact of (1) approximately $13.0 million in one-time, non-cash charges, relating to the disposition of Entertainment assets and the write-down of unamortized contract acquisition costs at two venues as a result of events during the quarter, (2) a $10 million non-refundable deposit forfeited in connection with the termination of the Volume Services acquisition, and (3) $2.1 million in payments made in connection with termination of Ogden's participation in a casino joint venture in Johannesburg, South Africa. Excluding the impact of those items, the Entertainment business reported EBIT of $9.8 million for the third quarter of 1999. In the comparable period last year, the Entertainment business had EBIT of $6.9 million, excluding one-time gains of $8.1 million principally related to payments for exclusivity rights at certain facilities, on revenues of $167.4 million.

COMPARISON OF YTD ENERGY RESULTS FOR 1999 VS. 1998
For the first nine months of 1999, Ogden reported EBIT from its Energy business of $72.1 million on revenues of $685.4 million, compared to EBIT of $77.6 million on revenues of $585.2 million in 1998. The 1999 year-to-date results included losses of $8.0 million from OEES, $25.5 million in gains from one-time transactions, principally related to restructuring of two projects and the sale of a third facility, and $4.3 million of charges principally related to Clean Air Act compliance. The first nine months of 1998 included losses of $2.6 million from OEES and $20.3 million of net gains from various one-time transactions, principally related to the sell-down of power purchase agreements at four separate facilities. Adjusting for these items, the recurring base EBIT from the Energy business for the first nine months of 1999 was $58.9 million, compared with $59.9 million in 1998.

The recurring base EBIT for the Energy business for year-to-date 1999 was slightly lower compared with the same period in 1998 for three reasons: (1) in the first half of 1998 Energy sold down the above-market element of a significant power purchase agreement at one facility, and also completely sold out another power purchase agreement, resulting in the shut down of the second facility; as a result of these two transactions, for which the Company received payments of approximately $200 million, the year-over-year results were reduced by $6.0 million; (2) in 1999 Energy increased its development activities consistent with building its independent power portfolio, expanding its Hong Kong office and opening new offices, which resulted in $3.3 million of increased expenditures; and (3) selling, general and administrative expenses (SG&A) increased $3.5 million year-over-year primarily as a result of the upgrade of information systems and managing the implementation of Clean Air Act retrofits. These negative items were almost completely offset by $11.8 million in increased operating results, primarily as a result of more facilities in operation, increased construction income and improved performance at existing facilities.

OUTLOOK
Mr. Mackin said, "We have taken the time to point out the recurring base earnings from our Energy business because we are excited about its growth as we add new projects in our independent power portfolio. Energy has expended project development dollars wisely and with good results. For the full year 1999, Ogden expects EBIT from its Energy business to be approximately $90 million. Adjusting to focus solely on recurring base earnings, that number is approximately $80 million, which includes a substantial project development program with spending of approximately $20 million. That spending has led to growth in the number of projects in operation, and thus we expect EBIT from the Energy business in 2000 to be approximately $100 million, once again after a substantial project development program. This is the growth we have been focusing on for some time now, and we want to direct the investment community to these results in an understandable format," Mr. Mackin said.

SALES OF AVIATION AND ENTERTAINMENT
The Company has started its program to sell the Aviation and Entertainment businesses, and expects to distribute information books on these businesses to prospective bidders shortly. Mr. Mackin stated: "Though we will not be providing updates on the disposition process before reaching definitive agreements, it may be helpful for Ogden investors to know that Aviation's equity book value is $130.0 million and Entertainment's equity book value is $430.0 million. There has been a very high degree of interest in these two units, and we are confident that we will be able to maximize their values for the Company," Mr. Mackin continued. "We intend to use the significant proceeds from the sales to strengthen the balance sheet of our Energy business going forward, to make us better able to compete in a field where a low cost of capital can be very helpful."

COST SAVINGS
"In addition, the sales of these two units will enable us to effect substantial cost savings," Mr. Mackin continued. "We intend to eliminate the costs of our New York headquarters and streamline our SG&A. We have already begun significant cost cutting efforts and, as a result, have materially improved our cash position. We anticipate these actions will result in charges against fourth quarter earnings in the range of $20-30 million, principally related to severance. Even if we do not complete the asset dispositions until mid-2000, we believe we will have sufficient cash to enable Ogden to make new investments in our Energy business and continue our other operations," Mr. Mackin concluded.

* * * * *
Ogden Corporation currently has three business areas - Energy, Entertainment and Aviation. The Energy group develops, owns and operates independent power facilities and provides related infrastructure services. The Entertainment group has interests in themed and location-based attractions; food and beverage concessions; venue management; large format films and theatres; concert promotions, artist management and recordings. The Aviation group provides ground and cargo handling; passenger services; fueling; and airport infrastructure development and management.

Additional information about the Company can be obtained via the Internet, at WWW.OGDENCORP.COM, or through our automated information system at (888) 643-3612.

Any statements in this communication which may be considered to be "forward looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

                                     # # #

                                 (tables follow)

                                                OGDEN CORPORATION
                                                     EARNINGS
                                                  (000s Omitted)

                                                      3Q 1999          3Q 1998
ENERGY SEGMENT
REVENUE
Energy Operations                                     200,550          165,446
OEES                                                   35,404           30,329
                                                     --------         --------

TOTAL ENERGY REVENUE                                  235,954          195,775
                                                     ========         ========


DIRECT COSTS
Energy Operations                                     167,748          123,089
OEES                                                   34,627           27,022
                                                     --------         --------

TOTAL ENERGY DIRECT COSTS                             202,375          150,111
                                                     ========         ========


GROSS MARGIN
Energy Operations                                      32,802           42,357
OEES                                                      777            3,307


TOTAL ENERGY GROSS MARGIN                              33,579           45,664
% of Revenue                                            14.23%           23.32%


ENERGY SG&A
Energy Operations                                      12,020           10,514
OEES                                                    3,755            4,424
                                                     --------         --------
TOTAL ENERGY SG&A                                      15,775           14,938

ENERGY OPERATING INCOME                                17,804           30,726
% of Revenue                                             7.55%           15.69%

ENERGY EQUITY INCOME                                    3,428            1,731

MINORITY INTEREST                                        (636)          (1,436)
                                                     --------         --------

ENERGY EBIT                                            20,596           31,021


OTHER SEGMENT
REVENUE                                                19,668           21,857
OPERATING INCOME                                          431           (1,114)


UNALLOCATED CORPORATE OVERHEAD                         (3,920)          (6,514)
INTEREST, NET                                          (8,228)          (3,399)

PRE-TAX INCOME                                          8,879           19,994
INCOME TAXES                                             (526)          (5,935)
                                                     --------         --------

INCOME FROM CONTINUING OPERATIONS                       8,353           14,059
                                                     ========         ========

DISCONTINUED OPERATIONS
EBIT - Aviation                                         5,110           10,801
EBIT - Entertainment                                  (16,809)          14,989
Interest, net                                          (1,772)             544
Income Taxes                                           (2,598)         (12,238)
                                                     --------         --------
INCOME FROM DISCONTINUED OPERATIONS                   (16,069)          14,096
                                                     --------         --------
COMPANY NET INCOME                                     (7,716)          28,155
                                                     ========         ========

EPS - CONTINUING OPERATIONS
  BASIC                                                  0.17             0.28
  FULLY DILUTED                                          0.17             0.28

EPS - DISCONTINUED OPERATIONS
  BASIC                                                 (0.33)            0.29
  FULLY DILUTED                                         (0.33)            0.26

                                                  OGDEN CORPORATION
                                                      EARNINGS
                                                   (000s Omitted)

                                                     NINE MONTHS    NINE MONTHS
                                                         1999           1998
                                                       --------       --------
ENERGY SEGMENT
REVENUE
Energy Operations                                       574,310        505,529
OEES                                                    111,097         79,699
                                                       --------       --------

TOTAL ENERGY REVENUE                                    685,407        585,228
                                                       ========       ========


DIRECT COSTS
Energy Operations                                       465,450        402,201
OEES                                                    107,112         70,515
                                                       --------       --------

TOTAL ENERGY DIRECT COSTS                               572,562        472,716
                                                       ========       ========


GROSS MARGIN
Energy Operations                                       108,860        103,328
OEES                                                      3,985          9,184


TOTAL ENERGY GROSS MARGIN                               112,845        112,512
% of Revenue                                              16.46%         19.23%


ENERGY SG&A
Energy Operations                                        35,009         31,443
OEES                                                     11,975         11,746
                                                       --------       --------
TOTAL ENERGY SG&A                                        46,984         43,189

ENERGY OPERATING INCOME                                  65,861         69,323
% of Revenue                                               9.61%         11.85%

ENERGY EQUITY INCOME                                      9,372         10,478

MINORITY INTEREST                                        (3,178)        (2,165)
                                                       --------       --------

ENERGY EBIT                                              72,055         77,636


OTHER SEGMENT
REVENUE                                                  57,110         73,213
OPERATING INCOME                                         (2,140)        (1,830)


UNALLOCATED CORPORATE OVERHEAD                           (7,871)       (26,803)
INTEREST, NET                                           (21,806)       (15,408)

PRE-TAX INCOME                                           40,238         33,595
INCOME TAXES                                            (11,558)       (10,780)
                                                       --------       --------
INCOME FROM CONTINUING OPERATIONS                        28,680         22,815
                                                       ========       ========

DISCONTINUED OPERATIONS
EBIT - Aviation                                          26,059         45,847
EBIT - Entertainment                                     (9,013)        27,255
Interest, net                                            (2,906)         2,706
Income Taxes                                            (15,023)       (31,708)
                                                       --------       --------
INCOME FROM DISCONTINUED OPERATIONS                        (883)        44,100

Cumulative Effect of Accounting Change                   (3,820)
                                                       --------       --------
COMPANY NET INCOME                                       23,977         66,915
                                                       ========       ========

EPS - CONTINUING OPERATIONS
  BASIC                                                    0.59           0.45
  FULLY DILUTED                                            0.58           0.45

EPS - DISCONTINUED OPERATIONS
  BASIC                                                   (0.02)          0.88
  FULLY DILUTED                                           (0.02)          0.82

EPS - CUMULATIVE EFFECT OF ACCOUNTING CHANGE
  BASIC                                                   (0.08)
  FULLY DILUTED                                           (0.08)